Exhibit 24.1

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Suneet Singal and Stephen M. Johnson, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE

/s/ Suneet Singal	Chief Executive Officer and Director (Principal Executive Officer)	November 14, 2017
Suneet Singal

/s/ Stephen M. Johnson	Chief Financial Officer (Principal Financial and Accounting Officer)	November 14, 2017
Stephen M. Johnson

/s/ Bob Froehlich	Chairman of the Board of Directors	November 14, 2017
Bob Froehlich

/s/ Richard J. Leider	Director	November 14, 2017
Richard J. Leider

/s/ Dolev Rafaeli	Director	November 14, 2017
Dolev Rafaeli

/s/ Dennis M. McGrath	Director	November 14, 2017
Dennis M. McGrath

/s/ Michael R. Stewart	Director	November 14, 2017
Michael R. Stewart

/s/ Darrel C. Menthe	Director	November 14, 2017
Darrel C. Menthe